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                                                                       EXHIBIT 2


                   HARVARD INDUSTRIES, INC. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

         LEBANON, NJ - March 24, 1999 -- The Board of Directors of Harvard Industries, Inc. today announced the adoption of a stockholder rights agreement and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Harvard Industries, Inc. common stock. The Rights are designed to assure that all of Harvard Industries, Inc.'s stockholders receive fair and equal treatment in the event of a proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Harvard Industries, Inc. without paying all stockholders a control premium.

         Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $30. The Rights will be exercisable only if a person or group (other than certain excepted persons, including certain current stockholders and their affiliates and transferees) acquires 20% or more of Harvard Industries, Inc.'s common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the common stock.

         If a person or group (other than the excepted persons) acquires 20% or more of Harvard Industries, Inc.'s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Harvard Industries, Inc.'s common shares having a market value of twice the Right's exercise price. In addition, if at any time after a person or group (other than the excepted persons) acquires 20% or more of the Company's common stock, the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at a Right's then-current exercise price, a number of the acquiring company's common shares having market value at the time of twice the Right's exercise price.

         Following the acquisition by a person or group (other than the excepted persons) of beneficial ownership of 20% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio equal to the greater of (i) one share of the Company's common stock per Right (subject to adjustment), or
(ii) a number of shares of the Company's common stock per Right equal to the result obtained by (x) multiplying the then-current exercise price of the Right by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) the then-current per share market price of the Company's common stock.

         Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         The Rights are intended to enable all Harvard Industries, Inc. stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should


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encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

         The dividend distribution will be issued to stockholders of record as of the close of business on April 5, 1999, and the Rights will expire on March 24, 2009 unless earlier redeemed or exchanged. The Rights distribution is not taxable to stockholders.

         Details of the Rights distribution are contained in a letter which is being mailed to the Company's stockholders.

         Harvard Industries, Inc., designs, develops and manufactures a broad range of components for automotive original equipment manufacturers, the automotive aftermarket and industrial and construction equipment applications worldwide. Headquartered in Lebanon, N.J., Harvard's 4,500-plus employees at 15 plants in the United States and Canada produce total vehicle sealing systems, a variety of polymer products, high-strength steel assemblies and a wide array of high-strength aluminum, magnesium and iron products.




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